YEARLY CERTIFICATEHOLDERS' STATEMENT (K)

                CAPITOL REVOLVING HOME EQUITY LOAN TRUST 1996-1


          Under subsection 5.3(b) of the Pooling and Servicing Agreement dated as of September 1, 1996 by and between Chevy Chase Bank, F.S.B., a federally chartered savings bank, as Transferor and Servicer, and The Chase Manhattan Bank, as Trustee and Custodial Agent (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the "Pooling and Servicing Agreement"), Chevy Chase Bank, F.S.B., as the Servicer, is required to prepare certain information each month regarding current distributions on the Certificates and the performance of the Capitol Revolving Home Loan Trust 1996-1 (the "Trust") during the related Collection Period. The information that is required to be prepared with respect to the distribution to Holders (the "Certificateholders") of the Certificates for the calendar year ended December 31, 1996 is set forth below. Certain of the information is presented on the basis of an original principal amount of $1,000 per Certificate, as the case may be. Capitalized terms used and not otherwise defined herein have the meanings assigned them in the Pooling and Servicing Agreement.

     A.   Information Regarding the Current Year
          Distribution to Certificateholders
          (Per $1,000 Original Principal Amount of a
          Certificate).

          1.   The Investor Certificate distribution amount......$48.3736

          2.   The amount of Investor Certificate Interest
               included in such distribution and the portion
               thereof attributable to collections in
               respect of the Mortgage Loans.....................$18.7121
               ..................................................$18.7121

          3.   The amount, if any, of any Unpaid Investor
               Certificate Interest Shortfall included in
               such distribution (and the amount of interest
               theron)...........................................$0.00
               ..................................................$0.00

          4.   The amount, if any, of the remaining Unpaid
               Investor Certificate Interest Shortfall
               giving effect to such distribution................$0.00

          5.   The amount, if any, of principal included in
               such distribution, Separately stating the
               components thereof (including the portion
               thereof attributable to collections in respect of
               the Mortgage Loans)...............................$29.6615

          6.   The amount, if any, of the reimbursement of
               previous Investor Loss Reduction Amount
               included in such distribution......................$0.00

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          7.   The Accelerated Principal Distribution
               Amount, if any.....................................$4.0328

          8.   The amount, if any, of the aggregate
               unreimbursed Investor Loss Reduction
               Amounts aftergiving effect to such distribution...$0.00

          9.   The Certificate Insurance Draw Amount, if
               any...............................................$0.00



          IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed this 25th day of January, 1997.

                                   CHEVY CHASE BANK, F.S.B.
                                   as Servicer



                                       By:   John N. Sousane
                                            _____________________________
                                             John N. Sousane
                                             Vice President












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